EXHIBIT 10.34

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF.  ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

HYTHIAM, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

Issue Date: November __, 2010	$[__________]

FOR VALUE RECEIVED, HYTHIAM, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [____________], or its successors or assigns (the “Holder”) the sum of $[_________]) in same day funds on or before the two-year anniversary of the Issue Date (the “Maturity Date”), unless this Secured Convertible Promissory Note (this “Note”) is earlier converted pursuant to Section 3 hereof.

The following terms shall apply to this Note:

1.      DEFINITIONS.

“Applicable Interest Rate” means an annual rate equal to twelve percent (12%) prior to any Event of Default, and twenty percent (20%) after the occurrence of any Event of Default until such Event of Default is cured, computed on the basis of a 365-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Date” means the date that a Reverse Stock Split has occurred.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

“Issue Date” means the date first written above.

“Maturity Date” has the meaning set forth in the preamble of this Note.

“Notes” means the notes issued pursuant to the Purchase Agreements.

“Conversion Price” means $0.01 per share of Common Stock.

“Reverse Stock Split” means a reverse stock split (the “Reverse Stock Split”), in a ratio to be determined in the sole discretion of the Board of Directors of the Company, which must be approved by the holders of more than 50% of the then outstanding Common Stock.

“Purchase Agreements” means those certain Securities Purchase Agreements dated as of the date hereof by and between the Company and the investors signatory thereto; “Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof between the Company and the Holder.

All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note.  Any capitalized term used but not defined herein has the meaning specified in the Purchase Agreement.

INTEREST.

(a)           Interest Rate.  This Note shall bear interest on the unpaid principal amount hereof (“Interest”) at a rate per annum equal to the Applicable Interest Rate.

(b)           Interest Payments.  The Company shall pay accrued and unpaid Interest (unless this Note is converted pursuant to the terms hereof) (i) on the Maturity Date and (ii) on any date on which the entire principal amount of this Note is paid in full (whether through conversion or otherwise).  The Company shall pay Interest either (i) in cash by wire transfer of immediately available funds or (ii) in shares of Common Stock.

CONVERSION.

(c)           Conversion upon Reverse Stock Split.  Upon a Reverse Stock Split, the Note shall be automatically converted into such number of shares of Common Stock (a “Conversion”) up to the entire unpaid principal amount of this Note, together with any Interest accrued but unpaid thereon, divided by the Conversion Price.  Upon a Conversion, the Holder shall be entitled to receive, and shall be issued, a certificate representing the number of shares of Common Stock into which the Note is automatically converted (the “Conversion Shares”).

(d)           Conversion Mechanics.  The Holder shall not be required to physically surrender this Note to the Company in order for the Conversion to take effect.  Upon a Conversion, the Holder shall be deemed to be the holder of record of the Conversion Shares upon the Conversion Date.  As soon as practicable after the Conversion Date, the Company shall, at its expense, issue and deliver to Holder, one or more certificates (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company) for the applicable Conversion Shares, registered in the name of Holder, free of any and all liens, encumbrances or other impediments to clear title.  No fractional Conversion Shares shall be issued upon conversion of this Note, and any fractional Conversion Shares to which the Holder would otherwise be entitled shall be rounded up to the nearest whole Conversion Share and issued to the Holder along with the other Conversion Shares.  Upon the Conversion or payment, as applicable, of all amounts due Holder in accordance with this terms of this Note, this Note shall be cancelled and no further amounts shall be due hereunder.

(e)            Adjustment of Conversion Price.  Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 3(c)(i) hereof):

(i)           Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issue Date effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)           Adjustments for Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Issue Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)           Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issue Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company or other issuer (as applicable) or other property that they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 3(c)(iii) with respect to the rights of the holders of the Notes; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)           Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock at any time or from time to time after the Issue Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3(c)(i), (ii) and (iii)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Company shall at any time or from time to time issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (iv) of this Section 3(c) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issue Date) other than Excluded Stock (as defined herein) (“Additional Shares of Common Stock”), at an effective price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to a price equal to the amount determined by multiplying the Conversion Price by a fraction: (A) the numerator of which shall be (x) the total number of shares of Common Stock outstanding (including shares of Common Stock issuable upon exercise or conversion of outstanding options, warrants and convertible securities) immediately prior to such issuance of Additional Shares of Common Stock, plus (y) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company upon such issuance of Additional Shares of Common Stock would purchase at the Conversion Price in effect immediately prior to such issuance; and (B) the denominator of which shall be (x) total number of shares of Common Stock outstanding (including shares of Common Stock issuable upon exercise or conversion of outstanding options, warrants and convertible securities) immediately prior to such issuance of Additional Shares of Common Stock, plus (y) the number of additional shares of Common Stock issued as part of such issuance of Additional Shares of Common Stock.  “Excluded Stock” shall mean (A) shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) granted or issued to officers, directors or employees of, or consultants to, the Company pursuant to a stock grant, stock option plan, employee stock purchase plan, restricted stock plan or other similar plan, in each case as approved by the Company’s Board of Directors, (B) shares of Common Stock issued (or issuable upon exercise of rights~~,~~ options or warrants outstanding from time to time) granted or issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, (C) securities issued in connection with a strategic alliance, acquisition or similar transaction, (D) shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) for bona fide services; or (E) shares issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution.

(vi)           Issuance of Common Stock Equivalents.  The provisions of this Section 3(c) shall apply if (a) the Company, at any time after the Issue Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Notes, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in subsection (v) of this Section 3(c).  In the case of the issuance, sale, distribution or granting of any rights or warrants or options as part of a unit consisting of such rights or warrants or options and Common Stock and/or Convertible Securities, then for purposes of calculating any adjustment pursuant to subsection (v) of this Section 3(c), no value shall be attributed to such rights, warrants or options in allocating the price paid for the unit among the securities comprising such unit.

(vii)           Consideration for Stock.  In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

(A)           in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(B)           in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 3(c)(vii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(f)           Record Date.  In case the Company shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

EVENTS OF DEFAULT.  Upon the occurrence of any of the following events (each, an “Event of Default”):

(g)           the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (vi) take corporate action for the purpose of effecting any of the foregoing, or (vii) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(h)           an order, judgment or decree shall be entered, without the application, approval or consent of the Company or any of its Subsidiaries, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or any of its Subsidiaries, or appointing a receiver, trustee or liquidator of the Company or any of its Subsidiaries, or of all or a substantial part of its assets, and such order, judgment or decree shall not be dismissed within thirty (30) consecutive days thereof;

(i)            the Company or any of its Subsidiaries shall fail to pay as and when due any principal or Interest hereunder, and such failure to pay continues uncured for thirty (30) days after receipt of notice thereof;

(j)            the Company breaches any condition or obligation under this Note, the Transaction Documents, or any other outstanding indebtedness of the Company, and such breach continues uncured for thirty (30) days after receipt of notice thereof; or

(k)           the Company or any of its Subsidiaries shall cease its business operations;

then, upon any such event, the Company shall redeem this Note at a redemption price equal to the greater of (i) the outstanding principal amount of this Note and (ii) the fair market value of the Common Stock that would have been acquired upon a Conversion, such fair market value to be determined by an independent third party approved by the Company’s Board of Directors (the “Redemption”), and such Redemption shall not impair any or all of the Holder’s other rights and remedies available to the Holder under applicable law.

HOLDER COSTS. The Company agrees to promptly pay, on demand, all of the reasonable losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which the Holder incurs in connection with enforcement of this Note, or the protection or preservation of the Holder’s rights under this Note, whether by judicial proceeding or otherwise, except that the Company shall be reimbursed for any such costs, fees and expenses if it is subsequently determined by a court that Holder is not entitled to such enforcement.  Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

PREPAYMENT. This Note may not be prepaid, in whole or in part, at any time.

COMPANY WAIVERS. The Company hereby waives diligence, demand, presentment, protest or notice of any kind.  The Company agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

SECURITY.

(a)           Security Interest.  As security for the due and prompt payment and performance of all payment obligations under this Note and any modifications, replacements and extensions hereof (collectively, “Secured Obligations”), the Company hereby pledges and grants a security interest to the Holder in all assets of the Company, whether now owned or hereafter acquired, including without limitation all intellectual property, as more fully set forth on Schedule 1 hereto   (collectively, the “Collateral”).  All rights granted hereby in the Collateral are on a pari passu basis with the security interests on the assets of the Company held by Socius Capital Group, LLC and Esousa Holdings, LLC pursuant to the Securities Purchase Agreements entered into by them with the Company, dated October 19, 2010, and the related transaction documents.

(b)           Financing Statement; Further Assurances.  The Company agrees, concurrently with executing this Note, that the Holder may file a UCC-1 financing statement relating to the Collateral in favor of the Holder, and any similar financing statements in any jurisdiction in which the Holder reasonably determines such filing to be necessary.  The Company further agrees that at any time and from time to time the Company shall promptly execute and deliver all further instruments and documents that the Holder may request in order to perfect and protect the security interest granted hereby, or to enable the Holder to exercise and enforce its rights and remedies with respect to any Collateral following an Event of Default.

(c)           Default.  Following an Event of Default, and, if a Redemption has not occurred, the Company shall deliver the Collateral, including original certificates or other instruments representing any Collateral, to the Holder to hold as secured party, and Company shall, if requested by the Holder, execute a securities account control agreement. In addition, the Holder shall have all rights of a secured party under the Uniform Commercial Code, including without limitation the right to foreclose on all or any of the Collateral, in any order.

(d)           Powers of the Holder.  The Company hereby appoints the Holder as Company’s true and lawful attorney-in-fact to perform any and all of the following acts, which power is coupled with an interest, is irrevocable until the Secured Obligations are paid and performed in full, and may be exercised from time to time by the Holder in its discretion: To take any action and to execute any instrument which the Holder may deem reasonably necessary or desirable to accomplish the purposes of this Section 8(d) and, more broadly, this Note including, without limitation: (i) during the continuance of any Event of Default hereunder, to receive, endorse and collect all instruments or other forms of payment made payable to the Company representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Note, (ii) to perform or cause the performance of any obligation of the Company hereunder in the Company’s name or otherwise, (iii) during the continuance of any Event of Default hereunder, to liquidate any Collateral pledged to the Holder hereunder and to apply proceeds thereof to the payment of the Secured Obligations or to place such proceeds into a cash collateral account or to transfer the Collateral into the name of the Holder, all at the Holder’s sole discretion, (iv) to enter into any extension, reorganization or other agreement relating to or affecting the Collateral, and, in connection therewith, to deposit or surrender control of the Collateral, (v) to accept other property in exchange for the Collateral, (vi) to make any compromise or settlement the Holder deems desirable or proper, and (vii) to execute on the Company’s behalf and in the Company’s name any documents required in order to give the Holder a continuing first lien upon the Collateral or any part thereof.

(e)           Full Recourse Note.  This is a full recourse Note. Accordingly, notwithstanding that the Company’s obligations under this Note are secured by the Collateral, in the event of a material default hereunder, the Holder shall have full recourse to all the other assets of Company.  Moreover, the Holder shall not be required to proceed against or exhaust any Collateral, or to pursue any Collateral in any particular order, before the Holder pursues any other remedies against Company or against any of Company’s assets.

MISCELLANEOUS.

(l)            Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing, shall be given at the addresses set forth in the Purchase Agreement, and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section, or via electronic mail, prior to 6:30 p.m. (New York City time) on a Trading Day and an electronic confirmation of delivery is received by the sender, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given by personal delivery.

(m)          Amendments; Waivers; No Oral Changes.  No provision of this Note may be waived or amended except in a written instrument signed by the Company and the holders of 66 2/3% of the outstanding principal of the Notes.  No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(n)           Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(o)           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without giving effect to conflict of law principles thereof.

(p)           Headings.  The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(q)           Transfer; Successors and Assigns.  The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns.  As used herein the term “Company” shall include the undersigned Company and any other person or entity who may subsequently become liable for the payment hereof; provided however, that the Company shall not have the right to assign this Note or its obligations or rights hereunder without the prior written consent of the Holder.  The term “Holder” shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned.  The person signing this Note on behalf of the Company represents and warrants that he or she has full authority to do so and that this Note binds the Company in accordance with its terms, and that there are no other agreements, judgments, or other circumstances which would cause this Note to not be fully binding against the Company.  In the event Holder takes any action to enforce any provision of this Note, either through legal proceedings or otherwise, the Company shall reimburse the Holder for attorneys’ fees and all other costs and expenses so incurred.

(r)           Usury.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder the amount of interest, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

HYTHIAM, INC.

By:	/s/ PETER L. DONATO
Peter L. Donato
Chief Financial Officer